                                                                      EXHIBIT 10

                            ASSET PURCHASE AGREEMENT
                            ------------------------



         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of this 14th day of March, 2000 by and among Metrisa, Inc. a Delaware corporation ("METRISA"), Metrisa GmbH, a German company and wholly owned subsidiary of Metrisa ("METRISA GMBH" and, together with Metrisa, the "BUYER"), Sentex Sensing Technology, Inc., a New Jersey corporation ("SENTEX"), Monitek Technologies, Inc., a Delaware corporation and wholly owned subsidiary of Sentex ("MONITEK"), Monitek GmbH, a German company and wholly owned subsidiary of Monitek (the "SUBSIDIARY" and, together with Monitek, the "SELLER"), and solely with respect to the provisions of Article 8 hereof, CPS Capital, Ltd., an Ohio limited liability company (the "STOCKHOLDER").

                                  INTRODUCTION
                                  ------------

         Sentex and Seller wish to sell, and Buyer wishes to buy, substantially all of the assets of Seller not expressly excluded by Buyer hereunder, which assets relate to Seller's optical and acoustic instrument business (the "BUSINESS"), on the terms and conditions set forth herein. The Stockholder, as a significant stockholder and creditor of Sentex and Monitek, is willing to provide certain limited indemnifications.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1
                           PURCHASE AND SALE; CLOSING

         SECTION 1.01.   PURCHASE AND SALE OF SELLER'S ASSETS.

         (a) With the exception of those tangible assets which Buyer has elected to exclude in accordance with subsection (b) below, and otherwise subject to the terms and conditions of this Agreement, Sentex shall cause Seller to, and Seller shall, sell, convey, transfer, assign and deliver to Buyer at the Closing (as hereinafter defined), free and clear of all liens, security interests, mortgages, encumbrances and restrictions, other than as provided herein, all of Seller's assets and properties of every kind, nature and description, whether tangible or intangible (collectively, the "PURCHASED ASSETS"), including, without limitation, the following assets of Seller:

                    (i) all accounts receivable, customer, security and utility deposits, and prepaid expenses of the Business not listed in SCHEDULE 1.01(b);

                   (ii) all tangible assets, including, without limitation, inventories not referenced on SCHEDULE 1.01(b), work in process, finished goods and raw materials, tooling, machinery, equipment, parts, supplies, tangible assets listed on SCHEDULE 2.08, vehicles, laboratory and office equipment, furniture and other fixed assets and leasehold improvements not listed in SCHEDULE 1.01(b);

                  (iii) all intangible assets and records used or useful in connection with the Business, including, without limitation, all goodwill, trademarks, trade names (excluding the name "Sentex" or any forms thereof), service marks (whether or not registered), service names, copyrights and applications therefor, patent rights and patent applications pending, brand names, commercial and technical trade secrets, licenses, inventions, processes, know-how, confidential information and other proprietary property, rights and interests; application and operational software, distributor and representative lists, bills of material, vendor lists, laboratory notebooks, engineering designs and drawings and all other operational books, records, and data used in the Business, and all assembly drawings, parts, lists, purchase orders, and purchase commitments and all other contract rights, schematics and component and test specifications, and manufacturing, inspection, and operating procedures, all financial, accounting and operating data and records (provided Seller may make copies for itself to the extent reasonably necessary to prepare government reports or for its stockholders legitimate business needs), including, without limitation, all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, projections, reference catalogs, payroll and personnel records and all other similar property, rights and information;

                  (iv) subject to section 1.02, all existing orders and backlog, sales proposals, open quotations, sales leads, and bids from or to customers and potential customers of the Business not listed in
         SCHEDULE 1.01(b); and

                   (v) subject to section 1.02, all rights under all leases, license agreements, software licenses, contracts, agreements, sale orders, purchase orders and other commitments, warranties and warranty claims and awards, prepaid expenses and retentions not listed in
         SCHEDULE 1.01(b).

         (b) Notwithstanding the foregoing, Seller shall not transfer and assign to Buyer, and the Purchased Assets shall not include, the following assets of Seller (collectively, the "EXCLUDED ASSETS"): (i) the minute books of Seller;
(ii) Seller's rights under this Agreement; (iii) cash and cash equivalents on hand, if any, as of the Closing; and (iv) those assets listed on SCHEDULE 1.01(b) by Buyer.

         (c) The Buyer and Seller acknowledge and agree that the Subsidiary shall sell and Metrisa GmbH shall purchase that portion of the Purchased Assets owned by the

Subsidiary as of the Closing, together with certain other Purchased Assets owned by Monitek allocated between Metrisa and Metrisa GmbH prior to the Closing.

         SECTION 1.02.   ASSIGNMENT OF CONTRACTS AND AGREEMENTS.

         (a) Effective on the Closing Date, all purchase contracts, supply contracts, consignment stock contracts, and all distributor and agency contracts relating to the Business which are not listed on SCHEDULE 1.01(b) shall be assigned by Seller to Buyer (and allocated between Metrisa and Metrisa GmbH as they shall determine prior to the Closing).

         (b) Prior to the Closing, the parties hereto shall use reasonable efforts to obtain such consents of third parties as may be required for the assignment of the contracts referred to in subparagraph (a) above. If in any specific instance such consent cannot be obtained, Buyer may nevertheless in its discretion as of the Closing accept the assignment of any such contract or exclude any such contract from the Purchased Assets by amendment of SCHEDULE 1.01(b) together with the exclusion of any related assumed liabilities by appropriate amendment of SCHEDULE 1.04(a) or SCHEDULE 1.04(b).

         (c) Obligations and liabilities under such contracts for continuing or recurring performance or for divisible performance which are assumed by Buyer shall be allocated on a time basis between the periods before and after the Closing and the value of any performance advanced by, or outstanding and due from, Seller or the respective other parties to contracts shall be allocated between Seller and Buyer. Where Seller, in respect of contracts transferred and assigned, has already received payments on account for which no performance has yet been effected, such payments (to the extent not previously accounted for) on account shall be remitted to Buyer. Where Seller has already effected performance in respect of contracts transferred and assigned to Buyer and payment therefor has not yet been made, any amounts (to the extent not previously accounted for) received by Buyer in payment of such performance shall be remitted to Seller. In furtherance of the foregoing, all benefits, obligations and liabilities relating to such assumed contracts that arise after the Closing shall inure to the benefit of, or shall be assumed by, Buyer in accordance with section 1.04.

         SECTION 1.03.   PURCHASE PRICE.

         (a) AMOUNT. The aggregate purchase price to be paid by Buyer for the Purchased Assets shall be the Closing Purchase Price (as hereinafter defined), which shall be payable as set forth below.

         (b) CERTAIN DEFINITIONS.

             (i) "BASE PURCHASE PRICE" means $1,490,077 calculated in accordance with Schedule 1.03(b)(i).

                  (ii) "CLOSING BALANCE SHEET" means the consolidated balance sheet of Seller as of immediately prior to the Closing, prepared after the Closing by Buyer in accordance with generally accepted accounting principals or the equivalent under the laws of Germany ("GAAP"), on a basis consistent with, and modified by, the procedures and practices used in the preparation of Seller's Balance Sheet (as defined in section 2.05), which shall not include the Excluded Assets, as finally determined in accordance with section 1.02(e) or any liabilities not assumed by Buyer.

                  (iii) "CLOSING PURCHASE PRICE" means the sum of the Intangible Purchase Price and the Base Purchase Price (y) reduced or increased by the amount by which the Net Asset Value (as hereinafter defined) is less than or exceeds, as the case may be, the Base Purchase Price and
         (z) reduced by the amount of any loans or advances by Buyer to Seller or Sentex prior to the Closing.

                  (iv) "INTANGIBLE PURCHASE PRICE" means 160,000 shares ("SHARES") of Metrisa's common stock, $.50 par value, to be paid by Buyer to Seller in connection with the purchase of all intangible assets and records of Seller used or useful in connection with the Business as further described in section 1.01 with such Shares allocated between Monitek and the Subsidiary in proportion to the dollar value of the intangible assets of Monitek and the Subsidiary shown on their respective Closing Balance Sheets.

                  (v) "NET ASSET VALUE" means the net book value of the tangible assets of Seller included in the Purchased Assets as of immediately prior to Closing, determined on a consolidated basis as to Seller in accordance with GAAP, on a basis consistent with, and modified by, the procedures and practices used in the preparation of Seller's Balance Sheet. For purposes of determining Net Asset Value, no value shall be attributed to assets listed on SCHEDULE 1.01(b) or to intangible assets, including, without limitation, goodwill, the previous write-up of assets associated with the acquisition of Monitek by Sentex, the value of any software, any value placed on Cypress Instruments, Inc. ("CYPRESS") by Sentex, or any other intellectual property of any kind or description.

                   (vi) "NET LIABILITIES AMOUNT" means the amount of the Assumed Liabilities (as defined in section 1.04) as of immediately prior to Closing, determined on a consolidated basis as to Seller in accordance with GAAP, on a basis consistent with the procedures and practices used in the preparation of Seller's Balance Sheet, it being acknowledged that no amount will be included in the Net Liabilities Amount if an accrual for such liability would not be required under GAAP.

         (c) PRE-CLOSING ESTIMATED PURCHASE PRICE CERTIFICATE. At least four days before the Closing, Sentex and Seller will furnisher to Buyer an estimated Closing

Balance Sheet together with a certificate (the "ESTIMATED PURCHASE PRICE CERTIFICATE") in the form of SCHEDULE 1.03(c) attached hereto setting forth (i) the estimated Net Asset Value, (ii) the estimated Net Liabilities Amount, and
(iii) the estimated Closing Purchase Price.

         (d) PAYMENT. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay the Intangible Purchase Price together with the Base Purchase Price, to Monitek and the Subsidiary based on the allocation described in section 1.03(b)(iv) and the portion of the Net Asset Value of the Purchased Assets purchased by Metrisa and Metrisa GmbH with any increase or decrease to the Base Purchase Price by the difference in the Net Asset Value and the Base Purchase Price shown on the Estimated Purchase Price Certificate and approved by Buyer. In the case of the payment of the Intangible Purchase Price, payment shall be made by delivery of the Shares registered in the name as directed by Sentex and, in the case of the payment of the Base Purchase Price, payment shall be made by (I) assumption of the estimated Net Liabilities Amount shown on the Estimated Purchase Price Certificate, (II) payment in cash of $500,000, reduced by the amount of any loans or advances by Buyer to Seller or Sentex prior to the Closing, by wire transfer of immediately available funds to an account directed by Sentex and (III) payment of the Additional Amount (as hereinafter defined) by execution and delivery of the form of Promissory Note attached hereto as EXHIBIT 1.03(d)(i) (the "PROMISSORY NOTE"), registered in the name directed by Sentex, which Promissory Note shall be secured by a security interest junior to Buyer's existing creditors pursuant to the Security Agreement attached hereto as EXHIBIT 1.03(d)(ii). The "Additional Amount" shall be the Base Purchase Price, with any increase or decrease thereto shown on the Estimated Purchase Price Certificate and approved by Buyer, less the sum of $500,000 and the estimated Net Liabilities Amount shown on the Estimated Purchase Price Certificate, PROVIDED, HOWEVER, if the Additional Amount is less than zero, the amount by which the Additional Amount is less than zero shall be set-off dollar-for-dollar against the cash portion of the Base Purchase Price payable at Closing. Any indebtedness or advances by Buyer to Seller or Sentex prior to the Closing which reduce the Base Purchase Price in accordance herewith shall be canceled effective as of the Closing.

         (e)      DETERMINATION OF CLOSING PURCHASE PRICE.

                    (i) Within forty-five (45) days after the Closing Date, Buyer will deliver to Sentex: (A) its proposed Closing Balance Sheet and (B) a certificate (the "CLOSING PURCHASE PRICE CERTIFICATE"), executed by Buyer, stating that such Closing Balance Sheet was prepared as provided in paragraph (b) of this section 1.02 and setting forth (W) a reconciliation of the changes to the proposed Closing Balance Sheet from the estimated Closing Balance Sheet, (X) the Net Asset Value, (Y) the Net Liabilities Amount and (Z) a computation of the Closing Purchase Price.

                   (ii) If Sentex delivers written notice (the "DISPUTED ITEMS NOTICE") to Buyer within fifteen (15) days after receipt by Sentex of the proposed Closing Balance Sheet and the Closing Purchase Price Certificate, stating that Sentex objects to any items on the Closing Balance Sheet, specifying the basis for such objection and setting forth Sentex's proposed modification to the Closing Balance Sheet and computation of the Closing Purchase Price, Buyer and Sentex will attempt to resolve and finally determine the Closing Purchase Price and agree upon a Closing Balance Sheet as promptly as practicable.

                  (iii) If Buyer and Sentex are unable to agree upon the Closing Purchase Price and the Closing Balance Sheet within forty-five (45) days after delivery of the Disputed Items Notice, Buyer and Sentex will select by lot an independent "Big-5" accounting firm (other than any firm retained by Sentex or Buyer) to resolve the disputed items and make a determination of the Closing Purchase Price and Closing Balance Sheet. Such determination will be made within thirty (30) days after such selection and will be binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sentex.

                  (iv) If Sentex does not deliver the Disputed Items Notice to Buyer within fifteen (15) days after receipt by Sentex of the Closing Purchase Price Certificate, the Closing Purchase Price specified in the Closing Purchase Price Certificate and the Closing Balance Sheet will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

                   (v) At such time as the Closing Purchase Price is finally determined, either (A) Buyer shall pay Seller an aggregate amount equal to the Closing Purchase Price less the amount paid at Closing under section 1.02(d) pursuant to a dollar for dollar increase in the principal amount due pursuant to the Promissory Note or (B) Seller shall pay Buyer an aggregate amount equal to the excess of the amount paid at Closing under section 1.02(d) over the Closing Purchase Price pursuant to a dollar for dollar decrease in the principal amount due pursuant to the Promissory Note, provided, however, if such decrease would reduce the principal amount of the Promissory Note to less than zero, such excess amount shall be paid in cash to Buyer by wire transfer of immediately available funds.

         SECTION 1.04. ASSUMPTION AND EXCLUSION OF LIABILITIES. At the Closing, Buyer (with appropriate allocation between Metrisa and Metrisa GmbH as they shall determine prior to the Closing) shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof, only the following liabilities and obligations of Seller existing as of the Closing (the "ASSUMED LIABILITIES"):

         (a) all obligations of Seller for future performance as of the Closing under certain leases, license agreements, trade payables, contracts, agreements, unfilled product sale and purchase orders for materials, services and supplies as set forth on
SCHEDULE 1.04(a);

         (b) all obligations arising with respect to certain purchase orders of Seller's customers as set forth on SCHEDULE 1.04(b);

         (c) all obligations of Seller described on SCHEDULE 1.04(c);

         Except for the Assumed Liabilities, Buyer shall not assume or in any way be responsible for any other liabilities or other obligations of Sentex or Seller of any kind, including, without limitation debts, accounts payable, indebtedness for borrowed money and any indebtedness owed by Sentex or Seller to their respective lenders or stockholders, amounts owed in respect of taxes, any severance, wages accrued for periods prior to the Closing, unpaid vacation or sick leave or other amounts owed to employees or former employees of Sentex or Seller upon termination of employment or otherwise or with respect to any pension, profit sharing, retirement, employee benefit or similar plan or arrangement, including, without limitation, with respect to those individuals that may be treated as employees (so called, "SCHEINSELBSTANDIGE") of Seller under the laws of Germany (other than vacation or sick leave assumed by Buyer in accordance with section 1.06 and listed on SCHEDULE 1.04(c)).

         SECTION 1.05.  ROYALTY PAYMENTS.

         (a) For a period of five (5) years following the Closing Date and [subject to sections 1.05(b) and 1.05(c) hereof, Buyer will pay Monitek a royalty (the "ROYALTY") equal, in each period set forth below, to the applicable percentage set forth opposite such period of the Gross Navy Revenues (as hereinafter defined) during such period, as follows:

                                                          ROYALTY PERCENTAGE
                   PERIOD                                   DURING PERIOD
             ------------------------------------------------------------------

             Calendar year 2000                           10% of Gross Navy
                                                          Revenues in excess
                                                          of $250,000

             Calendar year 2001                           8% of Gross Navy
                                                          Revenues in excess
                                                          of $500,000

             Calendar year 2002                           6% of Gross Navy
                                                          Revenues in excess
                                                          of $500,000

             Calendar year 2003                           4% of Gross Navy
                                                          Revenues in excess
                                                          of $500,000

             Calendar year 2004                           2% of Gross Navy
                                                          Revenues in excess
                                                          of $500,000


"GROSS NAVY REVENUES" shall mean the amounts received from the United States Department of Defense or any duly authorized paying agent by Buyer from the sale of acoustic products of Seller for measurement of water in jet fuel (collectively, the "PRODUCTS"), net of discounts and returns and uncollectible accounts.

         (b) The Royalty shall be accounted for and paid monthly within 30 days after the end of each month during the five years following the Closing Date, except that the first such accounting and payment period shall be for the period commencing on the Closing Date and continuing through the last day of the month following the month in which the Closing occurs. No Royalties shall be due with respect to sales occurring following the fifth year after the Closing Date.

         (c) Buyer agrees to use all reasonable efforts to fill all orders for the Products prior to the end of each calendar year and further agrees that it will not intentionally delay the shipment or the completion of any order for any Products that could reasonably have been completed and shipped in the prior calendar year.

         (d) Monitek and Sentex shall have the right, not more often than once each calendar year, at their own expense, upon reasonable notice and during normal business hours, to review the books and records of Buyer to verify the amount of Royalties payable pursuant to this section 1.05. Any confidential information of Buyer that is obtained by Monitek or Sentex as a result of such review shall be kept in confidence by Monitek and Sentex and shall be protected from disclosure in the same manner as the confidential information of Monitek and Sentex.

         (e) Buyer shall be entitled to set-off against any Royalty otherwise due Monitek any amount payable to Buyer pursuant to Article 8.

         SECTION 1.06. EMPLOYEES. (a) Sentex and Seller acknowledge that Buyer shall extend offers of employment only to Monitek's employees listed on SCHEDULE 1.06(a) to be effective following the Closing. Except as described in this section 1.06, Buyer shall have no responsibility or obligation to extend offers to or hire any of Monitek's employees, including, without limitation any sales agents or others who may be deemed employees of Monitek, and all liability, costs and expense relating to any employees or sales agents of Monitek whether or not listed on SCHEDULE 1.06(a) for salaries, wages, severance, employee benefit programs or otherwise which accrued prior to the Closing or which arises as a result of the transactions contemplated by this Agreement, except to the extent such liability, costs or expenses are Assumed Liabilities, shall be the sole and exclusive responsibility of Monitek and Sentex. Offers of employment to the employees of Monitek listed on SCHEDULE 1.06(a) shall be on terms acceptable to Buyer in its sole discretion and Buyer shall have no responsibility or obligation with respect to any prior or existing employee benefit programs or policies of Monitek with respect to any such employees hired by Buyer. Appropriate adjustments shall be made as of the Closing Date with respect to wages and benefits, including, without limitation accrued vacation pay, payable to employees of Seller who are to become employees of Buyer effective following the Closing.

         (b) Buyer acknowledges that under German law it is required to offer all employees of the Subsidiary employment under the terms and conditions that existed between the Subsidiary and any of those employees prior to the Closing.
Schedule 1.06(b) sets forth the name of each of the Subsidiary's employees and their total annual wages, salaries and benefits. Seller represents that under the terms of its existing agreements with those employees it is not obligated to and assumes no obligation to pay any amounts greater than the amounts on
Schedule 1.06(b). Subsidiary acknowledges that immediately after the Closing Buyer will dismiss the employees set forth on Schedule 1.06(b) underneath the caption "Dismissed Employees" and that Buyer shall be entitled to offset from any payments on the Promissory Note or otherwise recover from Seller the amount of salaries, wages and benefits that are required to be and are paid to those Dismissed Employees under German law. Buyer agrees to use reasonable efforts to negotiate a severance settlement with the Dismissed Employees to reduce Seller's obligations to Buyer. If Buyer dismisses any employees on Schedule 1.06(b), other than the Dismissed Employees, prior to the first anniversary of the Closing Date, then Buyer may offset from the Promissory Note, or otherwise recover from Seller, 50% of salaries, wages and other benefits of the first two employees dismissed by Buyer that the Buyer would still be obligated to pay under German law, provided such amount will not exceed $50,000. Buyer agrees to use reasonable efforts to negotiate a settlement of such severance amounts.

         SECTION 1.07. ALLOCATION. The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets prior to the Closing in accordance with principles and guidelines set forth in Section 1060 of the Internal Revenue Code of 1986, as amended. It is agreed by the parties that such allocation shall be arrived at by arm's-length negotiation and in the judgment of the parties shall properly reflect the fair market value of the Purchased Assets transferred pursuant to this Agreement. It is agreed that the allocations under this section 1.07 will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets, and will be consistently reflected by each party on its tax returns.

         SECTION 1.08. THE CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets hereunder will take place at the offices of Choate, Hall & Stewart in Boston, Massachusetts on May 15, 2000, or if the conditions set forth in Article 6 herein are not then satisfied or waived, at such later date as is two business days after satisfaction or waiver of such conditions (the "CLOSING DATE") or such other time as the parties may mutually agree.

         SECTION 1.09. DELIVERIES AT CLOSING. At the Closing: (a) upon satisfaction or waiver of the conditions set forth in section 6.02 herein, Sentex and Seller will deliver or cause to be delivered to Buyer the instruments, consents, opinions, certificates and other documents required by section 6.01; and (b) upon satisfaction or waiver of the conditions set forth in section 6.01 herein, Buyer will deliver or cause to be delivered to Sentex and Seller the instruments, opinions, certificates and other documents required by section 6.02.


                                    ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE STOCKHOLDER

         Sentex and Seller hereby jointly and severally represent and warrant to Buyer that each of the statements contained in this Article 2 is true and correct as of the date hereof and will be true and correct as of the Closing
Date:

         SECTION 2.01. ORGANIZATION, POWER AND STANDING. Sentex, Monitek and the Subsidiary are duly organized, validly existing and in good standing under the laws of their respective jurisdictions, with all requisite corporate power and authority to own, lease and operate their properties and to carry on the Business as currently conducted. Except as set forth on SCHEDULE 2.01, Sentex, Monitek and the Subsidiary are not required to qualify to do business as a foreign entity in any jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used herein, "MATERIAL ADVERSE EFFECT" means an effect that is materially adverse to the Business, assets or financial condition of Seller or that Seller knows is reasonably likely to have such a material adverse effect after the Closing.

         SECTION 2.02. VALIDITY AND ENFORCEABILITY. The execution, delivery and performance of this Agreement by Sentex and Seller and the other instruments and agreements contemplated hereby are within their respective corporate powers, have been duly authorized by all necessary corporate and stockholder action and will not result in any violation of, be in conflict with or constitute a default under, any of their respective organizational documents or under any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which any of them is a party or by which any of them is bound. This Agreement is, and each of the other agreements and instruments of Sentex and Seller contemplated hereby will be, the valid and binding obligations of each of them who are (or are to become) parties thereto, enforceable in accordance with their respective terms.

         SECTION 2.03. SUBSIDIARIES. Other than as set forth in SCHEDULE 2.03, Seller does not own any equity securities or have the power to vote or direct the voting of any equity securities of any entity and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, joint venture, partnership or other entity.

Seller does not have any investment in, loan to, or advance of cash or other extension of credit to any entity or individual, other than in the ordinary course of Seller's business.

         SECTION 2.04. CONTRACTS AND COMMITMENTS. SCHEDULE 2.04 contains a complete and accurate list of all:

         (a) marketing, advertising, subscription, fulfillment or similar contracts;

         (b) contracts under which the amount payable by Seller with respect to the Business is dependent on the revenues or income or similar measure of Seller;

         (c) licenses, leases, contracts and other arrangements with respect to any material property of Seller relating to the Business;

         (d) trademark license, trademark promotion and other similar arrangements relating to the Business where Seller is either licensee or licensor;

         (e) agreements, contracts or instruments to which Seller is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing;

         (f) contracts relating to the Business with respect to which Seller has any liability or obligation, contingent or otherwise, other than purchase orders and sales commitments providing for the payment to or from Seller of less than $15,000 and entered into in the ordinary course of Seller's business; and

         (g) any other contracts, instruments, commitments, plans or arrangements of Seller that relate to the Business.

         All the foregoing (whether written or unwritten) are herein called the "CONTRACTS". Such list includes with respect to each Contract the names of the parties, the date thereof, and its title. Seller has furnished to Buyer copies of all Contracts. The Contracts listed on SCHEDULE 2.04 set forth the entire agreement and understanding between Seller and the respective third parties with respect to the subject matter thereof, and, except as indicated in such Schedule, there have been no amendments or material side or supplemental arrangements to or in respect of any Contract. Each Contract is valid and binding and in full force and effect. Seller is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of the Contracts material to the Business and, to Seller's knowledge, no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a material default or material event of default under any such Contract (each a "DEFAULT").

         SECTION 2.05. FINANCIAL STATEMENTS. Seller has delivered to Buyer (a) audited consolidated balance sheets of Seller as at November 30, 1997 and 1998 and related audited consolidated statements of income, stockholders' equity and cash flow of Seller for the years then ended; and (B) Seller's consolidated balance sheet as of September 30, 1999 (the "BALANCE SHEET") and the unaudited consolidated statements of income, stockholders' equity and cash flow of Seller for the ten (10) month period then ended (collectively, the "FINANCIAL STATEMENTS"). Such Financial Statements and the notes thereto, if any, are complete and accurate in all material respects as to the Purchased Assets and, as to the Borrower as a whole, such Financial Statements fairly present in all material respects the financial condition of Seller at the respective dates thereof and the results of operations for the periods then ended, and were prepared in accordance with the books and records of Seller in conformity with GAAP consistently applied during the periods covered thereby.

         SECTION 2.06. AFFILIATE TRANSACTIONS. Except as set forth on SCHEDULE 2.06, or as otherwise disclosed in its reports filed with the Securities and Exchange Commission (the "SEC") (A) Seller is not a party to any contract or arrangement, or indebted, either directly or indirectly, to any of its officers, directors or stockholders, their relatives or Affiliates, and (B) none of such persons or entities is indebted to or has any direct or indirect ownership interest in, or any contractual relationship with, any person or entity with which Seller is or was Affiliated or with which Seller has a business relationship, or any person or entity which, directly or indirectly, competes with Seller. As used in this Agreement, the term "AFFILIATE" shall have the meaning given to it in Rule 12b-2 promulgated under the Exchange Act.

         SECTION 2.07. REAL PROPERTY. Seller does not own any real property.
SCHEDULE 2.07 sets forth each interest in real property leased by Seller in connection with the Business (the "LEASED PROPERTY"), the lessor of the Leased Property and the annual rent payable in respect of the Leased Property. Seller enjoys a valid leasehold interest and peaceful and quiet possession of the Leased Property, is not in material default under any such leasehold and Seller has not received written notice that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease. The real property listed on SCHEDULE 2.07 includes all real property used by Seller in the conduct of the Business.

         SECTION 2.08. PERSONAL PROPERTY. SCHEDULE 2.08 contains a complete and accurate list of each item of personal property owned or used by Seller that has a value of at least $5,000, indicating whether each such item is owned, leased or licensed. Seller has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business (including good and marketable title to all assets reflected on the Balance Sheet), free and clear of any security interests or encumbrances of every kind, nature and description. The Purchased Assets include each of the items listed on SCHEDULE 2.08. The assets and properties of Seller include all assets currently used in the conduct of the Business and are adequate to conduct its operations as currently conducted.

         SECTION 2.09. TAX MATTERS. Buyer will have no liability with respect to Taxes for any period prior to the Closing with respect to the Business and Seller's operation thereof. Seller has not taken any actions that will result in, or failed to take any actions required to avoid, any security interests, liens, encumbrances, or claims on or with respect to any of the assets of Seller attributable to any failure (or alleged failure) to pay any Tax, and no such security interests, liens, encumbrances, or claims currently exist, will exist or have been alleged. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. For purposes of this Agreement, "Tax" and "Taxes" shall mean any or all federal, state, local or foreign tax of any kind whatsoever of Seller, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed, and any taxes imposed under sections 1374 and 1375 of the Code.

         SECTION 2.10. REQUIRED AUTHORIZATIONS AND CONSENTS. SCHEDULE 2.10 sets forth all licenses, permits and authorizations of governmental authorities held by Seller which are material to the Business (the "AUTHORIZATIONS"). Seller is in compliance with all such Authorizations, all of which are in full force and effect. There are no other such Authorizations that are material to the Business, or any material division thereof, as currently conducted. Except for the Authorizations and consents of third parties specified on SCHEDULE 2.10, no consent, order, authorization or other approval, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or any party to a Contract, is required on the part of Seller for or in connection with the execution, delivery or performance of this Agreement, to prevent a Default, or for Buyer to carry on the Business after Closing.

         SECTION 2.11. ERISA; COMPENSATION AND BENEFIT PLANS.

         (a) SCHEDULE 2.11 sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type in the United States and Germany (including, but not limited to, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by Seller for the benefit of current or former employees of Seller, or with respect to which Seller has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA) (collectively, the "BENEFIT PLANS"). As of the Closing, Seller will have discharged all liabilities for employee benefits and compensation under the Benefit Plans, and Buyer will have no liability of any kind with respect to any Benefit Plan.

         (b) With respect to each Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which Seller or any Benefit Plan may be liable or otherwise damaged in any material respect; (iii) no material disputes nor any audits or investigations by any governmental authority are pending or, to the knowledge of Seller, Sentex and the Stockholder, threatened; (iv) all contributions, premiums, and other payment obligations have been accrued on the financial statements of Seller in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; and (v) there are no claims pending or, to the best knowledge of Sentex and Seller, threatened with respect to any Benefit Plan other than claims for benefits by employees or beneficiaries arising in the normal course of operation of any such plan. No Benefit Plan is, or has ever been, subject to Title iv of ERISA. None of Seller's employees is covered by a multi-employer plan (within the meaning of section 4001(a)(3) of ERISA) to which Seller or any member of any group of trades or businesses under common control with Seller (within the meaning of section 4001(b)(1) of ERISA) has an obligation to contribute.

         SECTION 2.12. EMPLOYEES AND COMPENSATION. None of Seller's employees is represented by a union, and there is no labor strike, dispute, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of Seller or any labor union actually pending or, to the best knowledge of Sentex and Seller, threatened against Seller. There are no employment, consulting, severance or similar contracts or arrangements (other than those terminable at will) with any employees of or consultants to Seller, other than as set forth on SCHEDULE 2.12 relating to any Person listed on
SCHEDULE 6.01(j). Seller is not a party to and has no liabilities under any noncom petition agreement or arrangement with any current or former employee, officer or director of or consultant to Seller.

         SECTION 2.13. INTELLECTUAL PROPERTY. SCHEDULE 2.13 sets forth all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and all royalty agreements and other rights with respect to the foregoing (collectively, with any registrations and applications with respect to the issuance or granting of any of the foregoing, the "INTELLECTUAL PROPERTY") owned or used by Seller in connection with the Business. Except as set forth on
SCHEDULE 2.13, Seller holds exclusive interests in the Intellectual Property purported to be owned by it. Except as listed on SCHEDULE 2.13, Seller has not received written notice of any claim by any Person that Seller is violating any trade mark, service mark, trade name, patent or copyright owned by any other Person or that it is using any name which is confusingly similar to that of any other Person. Except as listed on SCHEDULE 2.13, the Intellectual Property is sufficient in all respects to enable Seller to conduct the Business as presently conducted and to enable Buyer following the Closing without restriction to manufacture, sell and distribute all products currently being sold by Seller. Except as listed on SCHEDULE 2.13, Seller has not granted any rights to manufacture, sell or distribute any of the products currently being sold by Seller to any Person.

         SECTION 2.14. MATERIAL ADVERSE CHANGES. Since the date of the Balance Sheet, Seller has conducted the Business only in the ordinary course, and there have been: (a) no sale, transfer or other disposition of any of its assets, except in the ordinary course of business; (b) no liens, security interests or encumbrances placed upon any of its assets;

and (c) no other event or condition that could have a Material Adverse Effect, except as disclosed on SCHEDULE 2.14.

         SECTION 2.15. INVENTORY. SCHEDULE 2.15 sets forth a complete and accurate list of all inventory owned or possessed by Seller as of the date of this Agreement. The inventory set forth on SCHEDULE 2.15 is at a normal and customary level based on Seller's past practice as conducted through the Closing and the portion of the inventory included in the Purchased Assets is in good condition, is not obsolete and is saleable for its intended purposes, provided that Seller makes no representation as to the demand for such inventory.

         SECTION 2.16. REGULATORY AND LEGAL COMPLIANCE. Seller is in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it, except where noncompliance would not have a Material Adverse Effect. Seller has not received any written notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

         SECTION 2.17. LITIGATION. Except as set forth on SCHEDULE 2.17, there is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority, pending, or, to the knowledge of Sentex or Seller, threatened against Seller, or against any officer, director or employee of Seller, in relation to the affairs of Seller.

         SECTION 2.18. CUSTOMERS AND SUPPLIERS. SCHEDULE 2.18 sets forth a complete list of Seller's customers and suppliers for the past two (2) years from the date hereof from which Seller derived revenues of $50,000 or more. Except as set forth on SCHEDULE 2.18, neither Sentex nor Seller, has received any written notice, or to the knowledge of Sentex or the Seller, any other notice in the form of a communication directed to Seller, from a customer set forth on SCHEDULE 2.18 stating that customer intends to discontinue purchasing, or significantly reduce, purchases of products from Seller.

         SECTION 2.19. ENVIRONMENTAL MATTERS. The ownership or use of Seller's premises and assets, the occupancy and operation thereof, and the conduct of Seller's Business are in material compliance with all applicable federal, foreign, state and local laws, ordinances, regulations, standards and requirements relating to safety, health, pollution, environmental protection, hazardous substances and related matters. There is no liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this section, "hazardous substance" shall mean oil or any other substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any federal, foreign, state or local environmental law, ordinance or regulation.

         SECTION 2.20. ABSENCE OF UNDISCLOSED LIABILITIES. Except for (a) as reflected on the Balance Sheet; (b) obligations of future performance under the Contracts and other contracts entered into in the ordinary course of Seller's business that are not required to be listed on a schedule hereto; (c) liabilities and obligations incurred in the ordinary course of Seller's business after the date of the Balance Sheet; and (d) the Assumed Liabilities, Seller has no liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due that Buyer is obligated to assume or that will affect the Purchased Assets or the Business.

         SECTION 2.21. YEAR 2000 MATTERS. The computer software embedded in or used in connection with the products sold by Seller in connection with its operation of the Business are Year 2000 Compliant (as defined below), except where non compliance would not have a Material Adverse Effect. As used herein, "YEAR 2000 COMPLIANT" means that neither the performance nor functionality for all such software applications is affected by dates prior to, during, spanning or after January 1, 2000 including (a) accurately processing (including calculating, comparing and sequencing) date and time data from, into and between the years 1999 and 2000 and leap year calculations, (b) functioning without error interruption or decreased performance relating to such date and time data,
(c) accurately processing such date and time data when used in combination with other technology, if the other technology properly exchanges date and time data,
(d) accurate date and time data century recognition, (e) calculations that accurately use the same century and multi-century formulae and date and time values, (f) date and time interface values which reflect the correct century and
(g) processing, storing, receiving and outputting all date and time data in a format that accurately indicates the century of the date and time data.

         SECTION 2.22. BROKERS, ETC. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Sentex or Seller in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and no such Person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

         SECTION 2.23. DISCLOSURE. The representations, warranties and other statements of Seller contained in this Agreement, the Schedules hereto and all certificates delivered pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Metrisa and Metrisa GmbH hereby jointly and severally represent and warrant to Seller and Sentex that each of the statements contained in this
Article 3 is true and correct and will be true and correct as of the Closing
Date:

         SECTION 3.01. ORGANIZATION, POWER AND STANDING. Metrisa and Metrisa GmbH are duly organized, validly existing and in good standing (or have similar status under the laws of the jurisdiction of its organization) under the laws of their respective jurisdictions, with all requisite corporate power and authority to own, lease and operate their properties and to carry on their respective business as currently conducted. Except as set forth on SCHEDULE 3.01, Metrisa and Metrisa GmbH are not required to qualify to do business as a foreign entity in any jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         SECTION 3.02. VALIDITY AND ENFORCEABILITY. This Agreement is, and each of the other agreements and instruments of Buyer contemplated hereby will be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms. The execution and performance of this Agreement and the other instruments and agreements contemplated hereby by Buyer will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which Buyer is a party or by which Buyer is bound.

         SECTION 3.03. REQUIRED CONSENTS; NO DEFAULTS. Except for the consents specified on SCHEDULE 3.03, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or any party to any contract or agreement with Buyer, is required on the part of Buyer for or in connection with the execution, delivery or performance of this Agreement. Subject to obtaining the consents and other items specified on
SCHEDULE 3.03, the execution, delivery and performance of this Agreement and other instruments and agreements contemplated hereby by Buyer will not result in any violation of, be in conflict with, or constitute a default under, any law, statute, regulation, ordinance, contract, instrument, judgment, decree or order to which any of them is a party or by which Buyer is bound.

         SECTION 3.04. BROKERS, ETC. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and no such Person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

         SECTION 3.05. CAPITALIZATION OF METRISA. The authorized capital stock of Metrisa consists of 4,000,000 shares of common stock, $.50 par value ("COMMON STOCK"), and 10,000,000 shares of preferred stock, $1.00 par value ("PREFERRED STOCK"). As of January 15, 2000, there were issued and outstanding 1,265,193 shares of Common Stock and no shares of Preferred Stock. As of January 15, 2000, no shares of Common Stock or Preferred Stock were held in Metrisa's treasury. All of the issued and outstanding shares of Common Stock have been duly issued and are fully paid and non-assessable. The shares of Common Stock to be issued pursuant to this Agreement will upon issuance be validly issued, fully paid and non-assessable. Except with respect to outstanding options and warrants to purchase and aggregate of 505,717 shares of Metrisa's Common Stock at a weighted average exercise price of approximately $2.66 per share, as of January 15, 2000, there were no outstanding options, warrants, convertible or exchangeable securities obligating Metrisa to issue shares of its capital stock or other securities. Metrisa has no so-called "rights plans" currently in effect that would in any way impair the economic value or voting power of the Shares to be issued pursuant to this Agreement. Neither the Certificate of Incorporation, as amended, nor the By-Laws, as amended, of Metrisa contain any provisions that would impair the Seller's ability to vote or otherwise dispose of the Shares in any manner otherwise permitted by law.

         SECTION 3.06. METRISA COMMISSION REPORTS. Metrisa has timely filed with the SEC and has made available to Seller all reports, forms and other documents required to be filed by it since October 31, 1997, under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or the Securities Act of 1933, as amended (the "SECURITIES ACT") (such reports, forms and documents, together with any amendments thereto, are sometimes collectively referred to as the "METRISA COMMISSION FILINGS"). The Metrisa Commission Filings (a) either did not contain any untrue statements of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates, or to the extent that any such misrepresentation or omission may have existed, such disclosure has been corrected by Metrisa in subsequent commission filings and (b) complied as of their respective dates in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and any applicable rules and regulations of the SEC thereunder.

         SECTION 3.07. LITIGATION. There is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority (including, without limitation, the Securities and Exchange Commission) pending or, to the knowledge of Metrisa, threatened against Metrisa or against any officer, director or employee of Metrisa in relation to the affairs of Metrisa.

                                    ARTICLE 4
                         COVENANTS OF SENTEX AND SELLER

         SECTION 4.01.   CONDUCT OF THE BUSINESS.

         (a) Seller will and Sentex will cause Seller to use its reasonable efforts under its existing financial condition to, prior to the Closing:

             (i) maintain its corporate existence;

             (ii) preserve its material business organization intact, retain its permits, licenses and franchises, preserve the existing contracts and do nothing to intentionally diminish its goodwill of its customers, suppliers, personnel and others having business relations;

             (iii) conduct its business only in the ordinary course; and

             (iv) not take any action to intentionally cause a material breach of representations and warranties of Sentex and Seller set forth in this Agreement.

         (b) Seller will not, and Sentex will cause Seller not to, prior to the Closing, without Buyer's prior written consent:

             (i) change its method of management or operations;

             (ii) dispose of or acquire any material assets or properties, other than inventory and the collection of its accounts receivables in the ordinary course of Seller's business or any of the Excluded Assets;

             (iii) except in the ordinary course of Seller's business, subject any of its properties or assets to any lien, security interest or encumbrance;

             (iv) except in the ordinary course of Seller's business, modify, amend, cancel or terminate any existing agreement material to the Business;

             (v) except in the ordinary course of Seller's business, make any change in the compensation paid or payable to any officer, director, employee, agent, representative or consultant of Seller listed on
         SCHEDULE 6.01(j) or pay or agree to pay any bonus or similar payment (other than bonus payments to which Seller is committed, and which are disclosed in this Agreement);

             (vi) enter into any contract or agreement with respect to which Seller has any liability or obligation, contingent or otherwise, or that may otherwise have any continuing effect after the Closing, other than in the ordinary course of business, or that may place any material limitation on the method of conducting or scope of the Business;

             (vii) declare, pay or set aside for payment any dividend (in stock or property, excluding cash) or other distribution of property, excluding cash, in respect of Seller's capital stock;

             (viii) discharge any indebtedness, the effect of which might adversely affect Buyer's future relationships with customers or suppliers of Seller; or

             (ix) take any other action that would materially and adversely affect or detract from the value of Seller, its assets or the Business.

         SECTION 4.02. ACCESS; PROVISION OF RECORDS. Until the Closing Date, and subject to section 5.02 hereof, Sentex will cause Seller to, and Sentex and Seller will, grant to Buyer and its representatives, reasonable access to the properties, records, books of account, contracts and other documents of Sentex and Seller, and to senior managers, employees, accountants, legal advisors, consultants and other personnel of Sentex and Seller, as requested by Buyer. No investigation or findings of Buyer shall affect the representations and warranties of Seller and Sentex hereunder. Sentex shall cause Seller to, and Seller shall, provide Buyer with access, upon reasonable notice, to meet with Seller's employees regarding offers of employment, if any, made by Buyer to Seller's employees.

             SECTION 4.03. EFFORTS. Seller and the Stockholder will use all reasonable efforts to cause the conditions specified in section 6.01 to be satisfied as soon as practicable.

         SECTION 4.04. NO SOLICITATION OR NEGOTIATION.

         (a) Until the earlier of the Closing Date and April 30, 2000, neither Sentex nor Seller nor any of their affiliates, officers, directors, representatives or agents will (I) solicit, initiate or encourage any other proposals or offers from any Person relating to an Acquisition Proposal (as hereinafter defined), (II) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person relating to, an Acquisition Proposal, or (III) enter into transaction, or enter into any agreement relating to any transaction, with any Person relating to an Acquisition Proposal. "ACQUISITION PROPOSAL" means any proposal (as such proposal may be amended, modified or supplemented from time to time) with respect to a merger, consolidation, share exchange or similar transaction involving Seller or any subsidiary of Seller, or any purchase of all or any significant portion of the assets of Seller or any subsidiary of Seller, or any equity interest in Seller or any subsidiary of Seller, other than the transactions contemplated hereby.

         (b) Nothing contained in this section 4.04 or any other provision of this Agreement shall prohibit the Board of Directors of Sentex from (i) taking and disclosing to the stockholders of Sentex a position with respect to a tender offer for Sentex Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) subject to the provisions of section 9.05, making such disclosure to the stockholders of Sentex as, in the good faith judgment of the Board of Directors of Sentex, upon the written advice of outside counsel, may be required to comply with its fiduciary duties under applicable law, or (iii) responding to any unsolicited proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this section 4.04.

         (c) Nothing contained in this section 4.04 or any other provision of this Agreement shall prohibit Sentex from responding to a Superior Proposal (as defined below) if the Board of Directors of Sentex determines in good faith, and upon the written advice of counsel, that it is required to do so in the exercise of its fiduciary duties; PROVIDED, that, neither Sentex nor its Board of Directors may terminate this Agreement except in accordance with the terms hereof. A "SUPERIOR PROPOSAL" means a bona fide, written, unsolicited proposal relating to a possible transaction described in this section 4.04 by any Person that, in the reasonable good faith judgment of the Board of Directors of Sentex, is reasonably likely to be consummated and is more favorable to the stockholders of Sentex than the terms of the transactions contemplated by this Agreement.

         (d) Sentex shall notify Buyer promptly (and in any event within forty-eight (48) hours) orally and in writing if any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, is made, and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal or offer and the terms and conditions of such proposal or offer. Sentex will keep Buyer fully informed of the status and details (including amendments or proposed amendments) of any such proposal or offer.

         SECTION 4.05. USE OF NAME. Following the Closing, Buyer shall have the exclusive right to use the names "Monitek," "Monitek Technologies, Inc." and "Monitek GmbH" in connection with its operation of the Business, and Seller agrees to take all necessary action, including, without limitation, changing its name as soon as practicable after the Closing Date to a name that is not similar to such name, to allow Buyer to exercise such right, and to cease using such name immediately after the Closing, except in connection with communications designed to inform Persons of such name change.

         SECTION 4.06. DUTY TO REMIT PAYMENTS, ORDERS AND BUSINESS LEADS. Any payments, orders for Products or leads with respect thereto received by Seller after any Closing that arose from or relate to the ownership or operation of the Purchased Assets by Buyer after such Closing shall be forwarded to Buyer by Seller within five (5) days of receipt thereof.

         SECTION 4.07. COVENANT NOT TO COMPETE. Each of Sentex and Monitek agree that for a period of five (5) years following the Closing and the Subsidiary agrees that for a period of two (2) years following the Closing that neither Sentex, Monitek nor the Subsidiary shall, without the prior written consent of Buyer, directly or indirectly, own, manage, operate, control, finance or otherwise be interested or participate in the ownership, management, operation or control of or be employed by, consult or be a joint venturer with, render services to or be otherwise connected in any manner with any business or activity which is directly or indirectly competitive with the Business. Without Buyer's express written consent, each of Sentex, Monitek and the Subsidiary further agree not to hire or attempt to hire any employee or independent contractor or service provider of the Business or any former employee or independent contractor of the Business if such person has resigned from his employment with Buyer in the prior twelve (12) month period.

         SECTION 4.08. REGISTRATION. The Subsidiary shall immediately after the Closing apply in Germany for the registration in its commercial register as set forth in EXHIBIT 4.08 at Seller's expense and shall inform Buyer in writing immediately upon the effectiveness of such registration and provide Buyer with a copy of the corresponding excerpt from the commercial register.

         SECTION 4.09. TAX CLEARANCE. The Seller shall reasonably cooperate with Metrisa prior to the Closing to enable Metrisa to obtain appropriate certification from the German taxing authorities that all taxes required to be paid by the Seller in Germany prior to the Closing have been paid.


                                    ARTICLE 5
                               COVENANTS OF BUYER

             SECTION 5.01. EFFORTS. Buyer will use all reasonable efforts to cause the conditions specified in section 6.02 to be satisfied as soon as practicable, including, without limitation, obtaining all necessary consents.

         SECTION 5.02. CONFIDENTIALITY. Following the execution of this Agreement and prior to the Closing Date, Buyer, its directors, officers, employees, stockholders, representatives and agents, will not disclose to any third party or use for any purpose any of the confidential or proprietary information relating to the Business that is in its possession or knowledge and that is to be transferred to Buyer on the Closing Date (the "INFORMATION"), except to the extent such Information is in the public domain, is generally known within the industry or is obtained through lawful methods not involving a breach of this section 5.02. If the Closing does not occur as contemplated herein, Buyer shall return all Information to Seller.

         SECTION 5.03. DUTY TO REMIT PAYMENTS. Any Excluded Assets or proceeds therefrom received by Buyer following the Closing shall be forwarded to Seller within five (5) days of receipt thereof.

         SECTION 5.04. EXCLUDED INVENTORY. All inventory of Seller which Buyer elects not to purchase pursuant to Article 1 (the "EXCLUDED INVENTORY") which is referenced on SCHEDULE 1.01(b) shall be held by Buyer following the Closing but title thereto shall remain with Seller. Following the Closing, to the extent Buyer shall sell any Excluded Inventory, Buyer shall pay to Sentex the lesser of
(a) the book value of such Excluded Inventory that Buyer has sold and (b) an amount equal to the price at which such Excluded Inventory is sold, PROVIDED that Buyer shall return to Seller all Excluded Inventory that has not been sold on or before five (5) years following the Closing Date. Monitek and Sentex shall have the right, not more than once each calendar year, at their own expense, upon reasonable notice and during normal business hours, to review the books and records of Buyer to verify the amount of Excluded Inventory held by Buyer and the calculation of any payments with respect thereto due to Seller. Any confidential information of Buyer that is obtained by Monitek or Sentex as a result of such review shall be kept in confidence by Monitek and Sentex and shall be protected from disclosure in the same manner as the confidential information of Monitek and Sentex.

         SECTION 5.05. EXCLUDED ACCOUNTS RECEIVABLE. Following the Closing, Buyer shall use reasonable efforts to collect the accounts receivable of Seller which Buyer does not elect to purchase pursuant to the terms of Article 1 (the "EXCLUDED ACCOUNTS RECEIVABLE"). Such "reasonable efforts" shall not require Buyer to file suit or commence other legal action to collect such Excluded Accounts Receivable. Following the Closing, to the extent Buyer shall receive any payments with respect to Excluded Accounts Receivable, Buyer shall pay such amounts received to Sentex, PROVIDED that Buyer shall turn over to Seller for collection all Excluded Accounts Receivable on which payment has not been received on or before eighteen (18) months following the Closing Date.

         SECTION 5.06. ADVANCE OF FUNDS PRIOR TO CLOSING. At any time prior to Closing, at the request of Sentex, Buyer shall promptly loan up to $50,000 to Sentex pursuant to the terms of the Promissory Note attached hereto as EXHIBIT 5.06(a) (the "PRE-CLOSING PROMISSORY NOTE") which Pre-Closing Promissory Note shall be secured by the assets of Sentex and Seller pursuant to the terms of the Security Agreement attached hereto as EXHIBIT 5.06(b). Any such advance of funds shall be accounted for as of the Closing pursuant to section 1.02.

         SECTION 5.07. ACCESS TO BOOKS AND RECORDS. Following the Closing, upon reasonable notice and during normal business hours, the Buyer shall allow the Seller and Sentex access to the books and records of Seller included in the Purchased Assets in order enable the Seller and Sentex to prepare any necessary governmental filings following the Closing.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         SECTION 6.01. CONDITIONS TO OBLIGATIONS OF BUYER. Unless waived in writing by Buyer, the obligation of Buyer hereunder to effect the proposed transaction is subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in Article 2 shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date unless such representation or warranty is made as of a specific date, in which case such representation and warranty shall be made as of the date specified.

         (b) COVENANTS PERFORMED. Sentex and Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by them hereunder on or prior to the Closing Date.

         (c) LICENSES, CONSENTS, ETC., RECEIVED. Sentex and Seller shall have obtained and delivered to Buyer copies of all consents, licenses, approvals and permits of other parties required to be obtained by it for the transactions contemplated hereby, in each case in which the failure to obtain the same would have a Material Adverse Effect or materially interfere with Buyer's operation of the Business following the Closing, including, without limitation, the consents listed on SCHEDULE 2.10, and no such consent, license, approval or permit shall have been withdrawn or suspended.

         (d) NO INJUNCTIONS. The consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

         (e) COMPLIANCE CERTIFICATE. Sentex and Seller shall have delivered to Buyer a certificate signed by them dated by the Closing Date, confirming the satisfaction by Sentex and Seller of the conditions set forth in paragraphs (a) and (b) of this section 6.01.

         (f) OPINION OF COUNSEL TO SELLER. Buyer shall have received an opinion of Baker & Hostetler, or other counsel acceptable to Buyer, as counsel for Sentex and Seller, dated as of the Closing Date, to the effect set forth in
EXHIBIT 6.01(f) hereto.

         (g) BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller shall have entered into a Bill of Sale, Assignment and Assumption Agreement and Assignment of Patents with Buyer each in a form reasonably satisfactory to Buyer (the "BILL OF SALE").

         (h) ARTICLES OF AMENDMENT. Monitek and the Subsidiary shall have prepared for filing amendments to their respective charters changing their respective names to names that are not similar to their current names.

         (i) CERTIFICATES; DOCUMENTS. Buyer shall have received from each of Sentex, Monitek and the Subsidiary copies of each of the following, certified to its satisfaction by an authorized officer of such entity: (i) the charter of such entity, certified by the Secretary of State of such entity's jurisdiction or appropriate counterpart, for Monitek GmbH; (ii) the By-Laws of such entity;
(iii) a certificate of the Secretary of State or appropriate counterpart, for Monitek GmbH of the entity's jurisdiction as to the legal existence and good standing of such entity; (iv) copies of resolutions duly adopted by the Board of Directors of such entity and votes duly adopted by the stockholders, and all authorizations, corporate or otherwise, for Seller, authorizing the execution, delivery and performance of this Agreement and the sale of the Purchased Assets; and (v) copies of such other certificates and documents as Buyer may reasonably request.

         (j) ACCEPTANCE OF EMPLOYMENT. (i) The employees of Monitek listed on
Schedule 6.01(j)(i) shall have entered into employment agreements or otherwise accepted employment with Buyer on terms reasonably satisfactory to Buyer, the employees of the Subsidiary listed on Schedule 6.01(j)(i) shall have accepted employment under the terms Buyer is obligated to offer employment under German law and the sales representative of the Subsidiary listed on Schedule 6.01(j)(i) shall have agreed to accept a sales representative position with Buyer on substantially the same terms as he currently performs for the Subsidiary, except the commission rate shall be reduced from 20% to 15%; (ii) not less than three
(3) of the employees listed on Schedule 6.01(j)(ii) shall accept employment with Buyer under the terms required by German law; and (iii) not less than one of the sales representatives listed on Schedule 6.01(j)(iii) shall have entered into an arrangement with Buyer to provide services to Buyer following the Closing on substantially the same terms provided to Subsidiary, except the commission rate shall be reduced from 20% to 15%.

         (k) FLUCCOMAT AGREEMENTS. Seller shall have entered into an agreement with the German technical institute referred to as "BFI" containing substantially the terms described on SCHEDULE 6.01(k)(i) as well as the entity referenced to as "Chemtronics" containing substantially the terms set forth on
SCHEDULE 6.01(k)(ii) to enable Buyer, following the Closing, to utilize the technology relating to Seller's fluccomat products without restriction and to provide for the manufacture of such products by Chemtronics.

         (l) BUYER'S APPROVALS AND CONSENTS. Buyer shall have obtained all necessary consents and approvals of its Board of Directors and third party creditors required to be obtained by it for the transactions contemplated hereby.

         (m) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto, including, without limitation, all stockholder and director approvals of Seller and Sentex, and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Buyer and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and other instruments as it shall have reasonably requested.

         SECTION 6.02. CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived in writing by Sentex and Seller, the obligations of Sentex and Seller hereunder to effect the proposed transaction is subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in Article 3 shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date unless such representation or warranty is made as of a specific date, in which case such representation and warranty shall be made as of the date specified.

         (b) COVENANTS PERFORMED. Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it hereunder on or prior to the Closing Date.

         (c) LICENSES, CONSENTS, ETC. RECEIVED. Buyer shall have obtained and delivered to Seller copies of all consents, licenses, approvals and permits of other parties required to be obtained by it for the transactions contemplated hereby, in each case in which the failure to obtain the same would have a Material Adverse Effect or materially interfere with Buyer's operation of the Business following the Closing, including, without limitation, the consents listed on SCHEDULE 3.03, and no such consent, license, approval or permit shall have been withdrawn or suspended.

         (d) NO INJUNCTIONS. The consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

         (e) COMPLIANCE CERTIFICATE. Buyer shall have delivered to Seller a certificate, signed by an officer of Buyer, confirming the satisfaction by Buyer respectively of the conditions set forth in paragraphs (a) and (b) of this section 6.02.

         (f) OPINION OF COUNSEL TO BUYER. Seller shall have received an opinion of Choate, Hall & Stewart, counsel for Buyer, to the effect set forth in EXHIBIT 6.02(f) hereto.

         (g) CONSIDERATION. Buyer shall have paid to Seller the amount, if any, specified in section 1.02(d).

         (h) BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT, PROMISSORY NOTE AND SECURITY AGREEMENT. Buyer shall have entered into the Bill of Sale in such form reasonably satisfactory to it, and each of the Promissory Note and Security Agreement.

         (i) SELLER'S AND SENTEX'S APPROVALS AND CONSENTS. Seller and Sentex shall have obtained all necessary consents and approvals of their stockholders and Boards of Directors required to be obtained by them for the transactions contemplated hereby and Sentex and Seller shall have obtained the consents referred in items 1 and 2 on SCHEDULE 2.10 or, with respect to the contracts referenced in item 1 of SCHEDULE 2.10, Buyer shall have agreed to accept the assignment and assumption of the contract to which the consent relates.

         (j) CERTIFICATES; DOCUMENTS. Seller shall have received from Buyer copies of each of the following, certified to its satisfaction by an authorized officer of Buyer: (i) the Certificate of Incorporation of Buyer, certified by the Secretary of the State of Delaware; (ii) the By-Laws of Buyer; (iii) a certificate of the Secretary of the State of Delaware as to the legal existence and good standing of Buyer; and (iv) copies of resolutions duly adopted by the Board of Directors of Buyer and all authorizations, corporate or otherwise, for Buyer, authorizing the execution, delivery and performance of this Agreement and the sale of the Purchased Assets.

         (k) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto, including, without limitation, all director approvals of Buyer, and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Seller and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and other instruments as it shall have reasonably requested.


                                    ARTICLE 7
                                   TERMINATION

         SECTION 7.01. TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Buyer and Seller;

         (b) by Buyer, if Sentex or Seller shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of Sentex or Seller set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to Buyer's reasonable satisfaction within 10 days after Buyer gives Seller or the Stockholder, respectively, written notice identifying such breach, failure or misrepresentation;

         (c) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of Buyer set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to Seller's reasonable satisfaction within 10 days after Seller gives Buyer written notice identifying such breach, failure or misrepresentation;

         (d) by Buyer, if the conditions set forth in section 6.01 become incapable of satisfaction;

         (e) by Seller, if the conditions set forth in section 6.02 become incapable of satisfaction;

         (f) by Seller or Buyer if the Closing shall not have occurred on or before July 31, 2000, or such other date, if any, as Seller and Buyer may agree in writing, except that this Agreement may not be terminated under this section 7.01(f) by any party that is in material breach of any representation or warranty or in material violation of any covenant or agreement contained herein; or

         (g) by Seller, if it receives a Superior Proposal pursuant to section 4.04.

         SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated
(i) under section 7.01(a) or (ii) under sections 7.01(d) or (e) at such time as no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of Sentex and Seller to Buyer, and of Buyer to Sentex and Seller, will terminate without further liability of any party hereto. If this Agreement is terminated under section 7.01(b), (c), (d), (e) or (f) at such time as one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties that are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties. If this Agreement is terminated pursuant to section 7.01(g), Seller shall pay to Buyer, as its exclusive remedy, the amounts provided for in section 9.02.


                                    ARTICLE 8
                                 INDEMNIFICATION

         SECTION 8.01. SURVIVAL. The representations, warranties and covenants of Sentex and Seller contained herein shall survive the Closing and any investigation made by Buyer, subject to the following:

         (a) No claim against Sentex or Seller for a breach of the representations, warranties and covenants contained herein shall be brought more than two years following the Closing Date, except for (i) claims arising out of the representations and warranties contained in sections 2.08 (with respect to title), 2.09, 2.19, 2.20 or 2.22 herein, which shall survive for a period of three years following the Closing Date,

(ii) claims of which Sentex or Seller shall have been notified with reasonable specificity by Buyer within such two-year period, (iii) claims for material breaches of representations and warranties of Sentex or Seller that were known by either Sentex or Seller to be inaccurate at the Closing which shall survive for four (4) years following the Closing Date, and (iv) all other claims for indemnification against Sentex or Seller as provided in Section 8.03 which shall survive the Closing Date for a period of three (3) years, except for any claims of which Sentex or Seller have been notified with reasonable specificity by Buyer within such 3-year period.

         (b) No claim against Stockholder for indemnification as provided in
Section 8.04 shall be brought after the earlier to occur of (i) the second anniversary of the Closing Date, and (ii) such time after the Closing that Sentex's consolidated audited balance sheet for any fiscal year indicates total consolidated stockholders' equity in excess of $1,000,000, except for claims of which the Stockholder shall have been notified with reasonable specificity by Buyer within such two-year period.

         SECTION 8.02. LIMITS ON INDEMNIFICATION. If the Closing occurs, Buyer shall not be entitled to recover any damages for a breach of the representations and warranties contained in Article 2 or the covenants contained in Article 4 unless and until Buyer's claims therefor exceed $15,000 in the aggregate, at which time Buyer shall be entitled to receive damages for all such claims, including the first $15,000; PROVIDED, that nothing in this Article 8 shall entitle Buyer to recover damages from Sentex, Seller or Stockholder in excess of
(X) the aggregate dollar value of the Closing Purchase Price plus (y) the amount paid Sentex pursuant to section 1.05.

         SECTION 8.03. INDEMNIFICATION BY SENTEX AND SELLER. Sentex, Monitek and Subsidiary hereby jointly and severally indemnify and hold harmless Metrisa and Metrisa GmbH, and the respective officers and directors of Metrisa and Metrisa GmbH, from and against any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature arising out of, resulting from or relating to any breach of the representations, warranties or covenants of Sentex, Monitek or Subsidiary under this Agreement, or any liabilities relating to the Purchased Assets, the Business or Monitek or Subsidiary which are not included within the Assumed Liabilities (regardless of whether information with respect thereto is set forth on a Schedule or Exhibit hereto), and all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

         SECTION 8.04. INDEMNIFICATION BY STOCKHOLDER. Stockholder hereby indemnifies and holds harmless Metrisa and Metrisa GmbH and the respective officers and directors of Metrisa and Metrisa GmbH from and against any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature arising out of or resulting from any breach of the representations, warranties or covenants of the Subsidiary contained in this Agreement that relate to the Subsidiary or the portion of the Business conducted through the Subsidiary, or any liabilities relating to the Subsidiary which are not included within the Assumed Liabilities (regardless of whether information with respect thereto is set forth on a Schedule or Exhibit hereto), and all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

         SECTION 8.05. SET-OFF, ETC. Prior to seeking to otherwise enforce the right to indemnity hereunder, Buyer shall, in its sole discretion, be entitled to set off any claim against any amounts (a) payable to Sentex pursuant to section 1.05 or (b) payable to Sentex in connection with the Promissory Note pursuant to section 1.03, provided, however, that prior to its exercise of such setoff right, Buyer shall give Sentex thirty (30) days prior written notice to allow Sentex to settle or otherwise compromise such claim to the reasonable satisfaction of Buyer, provided that if such claim is not settled or otherwise compromised to the reasonable satisfaction of Buyer during such 30 day period, Buyer may thereafter exercise the setoff right described herein. In no event shall such offsets constitute Buyer's only remedy with respect to claims for indemnification under this Article 8.

         SECTION 8.06. INDEMNIFICATION BY BUYER. Buyer hereby indemnifies and holds harmless Sentex and Seller from and against any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature, arising out of, resulting from or relating to any breach of the representations, warranties or covenants of Buyer under this Agreement, or any liabilities that are included within the Assumed Liabilities and all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

         SECTION 8.07. PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS. A party or parties entitled to indemnification hereunder with respect to a third party claim (the "INDEMNIFIED PARTY") will give the party or parties required to provide such indemnification (the "INDEMNIFIER") written notice within thirty
(30) days of receipt of or knowledge concerning any legal proceeding, claim or demand instituted by any third party (in each case, a "CLAIM") in respect of which the Indemnified Party is entitled to indemnification hereunder. The Indemnifier shall have the right, by giving written notice to the Indemnified Party within ten (10) days after receipt of notice from the Indemnified Party and stating that it is responsible for such Claim, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifier and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; PROVIDED, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; PROVIDED FURTHER, that Buyer, at any time when it believes in good faith that any Claim with respect to which any Indemnifier are defending is having a material adverse effect on its business, may assume the defense and settlement of such Claim in good faith and be fully indemnified therefor; and PROVIDED FURTHER, that the Indemnifier may not enter into a settlement of any such Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified or involves other matters not binding upon or affecting the Indemnified Party. The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

         SECTION 8.08. PROCEDURES FOR INDEMNIFICATION OF NON-THIRD PARTY CLAIMS. With respect to any claim for indemnification hereunder that does not involve a third party claim, the Indemnified Party will give the Indemnifier written notice of such claim. The Indemnifier may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within ten (10) days of receipt of notice of such claim from the Indemnified Party. In the event that the Indemnifier shall dispute such claim, the Indemnifier shall provide written notice of such dispute to the Indemnified Party within twenty (20) days of receipt of notice of such claim, setting forth the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifier shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. In the event that the Indemnifier shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifier either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifier shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifier has acknowledged and agreed to pay any claim pursuant to this section 8.08, (b) any dispute under this section 8.08 has been resolved in favor of indemnification by mutual agreement of the Indemnifier and the Indemnified Party, or (c) any dispute under this section 8.08 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal having jurisdiction over such dispute, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgment or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

         SECTION 8.09. EXCLUSIVE REMEDY AGAINST STOCKHOLDER; LIMITATIONS OF REMEDY AGAINST SELLER AND SENTEX. After the Closing, the exclusive remedy of the Buyer against the Stockholder with respect to any breach of any representation, warranty or covenant of the Subsidiary under this Agreement shall be the right to pursue claims of indemnification under this Article 8. Except as aforesaid, the Buyer agrees that it will not be entitled to pursue any other remedies against the Stockholder at law or in equity. Subject in all respects to the limitations described in sections 8.01 and 8.02, after the Closing, the Buyer shall be entitled to pursue any remedies against Sentex or the Seller with respect to any breach of any representation, warranty or covenant of the Seller or Sentex under this Agreement, including, without limitation, any claim of indemnification under this Article 8 or any other remedy at law or in equity.

                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. NOTICES. Any notices or other communications required or permitted to be given hereunder shall be deemed given when received and shall be
(a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, or (c) sent by a nationally recognized overnight courier, addressed as follows:

         To Buyer:

                  Metrisa, Inc.
                  25 Wiggins Avenue
                  Bedford, Massachusetts 01730
                  Attn:  President

         with a copy to:

                  Choate, Hall & Stewart
                  Exchange Place
                  53 State Street
                  Boston, Massachusetts 02109
                  Attn:  David Brown, Esq.

         To Sentex, Monitek or Monitek GmbH:

                  1807 East 9th Street, Suite 1510
                  Cleveland, Ohio 44114
                  Attn:  Robert S. Kendall

         with a copy to:

                  William Toomajian, Esq.
                  Baker & Hostetler LLP
                  3200 National City Center
                  1900 East Ninth Street
                  Cleveland, Ohio 44114

         To the Stockholder:

                  CPS Capital, Ltd.
                  1807 East 9th Street, Suite 1510
                  Cleveland, Ohio 44114
                  Attn:  Robert S. Kendall

         SECTION 9.02. EXPENSES. All legal and other costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED, that, in the event of the termination of this Agreement and any of Sentex, Monitek, the Subsidiary or the Stockholder shall enter into any transaction, or enter into any agreement relating to any transaction, with any Person relating to an Acquisition Proposal directly or indirectly as a result of any negotiations or other actions in violation of section 4.04 or pursuant to a Superior Proposal, within twelve (12) months after the date hereof, Sentex shall immediately pay Buyer in cash by wire transfer of immediately available funds (a) the reasonable costs and expenses of Buyer theretofore incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorneys' and accountants' fees and expenses, and (b) the sum of $150,000. The obligation of Sentex to pay Buyer the sum of $150,000 pursuant to the foregoing provisions shall be secured by a security interest in the assets of Sentex and Seller substantially in accordance with the terms of the Security Agreement attached hereto as EXHIBIT 5.06(b).

         SECTION 9.03. CERTAIN TAXES. Notwithstanding any provision of law, all transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Sentex and the Stockholder when due.

         SECTION 9.04. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided that neither this Agreement nor any right hereunder may be assigned by any party without the written consent of Buyer, Sentex, and Seller, except that Buyer may assign any of its rights under this Agreement to any wholly owned subsidiary; provided, Buyer remains obligated to perform all of its obligations hereunder and under the Promissory Note.

         SECTION 9.05. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make, or cause to be made, any press release or public announcement, including notification of its shareholders, with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or with its shareholders without the prior written consent of the other party (unless required by law), and in any such event, each such party shall furnish to the other parties a copy of any press release or other public announcement.

         SECTION 9.06. AMENDMENTS AND WAIVERS. This Agreement may be modified or amended only by a writing signed by Buyer, Seller and Sentex, and by the Stockholder (solely with respect to Article 8). No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

         SECTION 9.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         SECTION 9.08. HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 9.09. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.

         SECTION 9.10. NO WAIVER. No failure to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         SECTION 9.11. INTEGRATION. This writing, together with Exhibits and Schedules hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

         SECTION 9.12. LIMITATION ON SCOPE OF AGREEMENT. If any provision of this Agreement is unenforceable or illegal, said provisions shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

         SECTION 9.13. FURTHER ASSURANCES. Following the Closing, Seller and the Stockholder will execute and deliver to Buyer such documents and take such other actions as Buyer may reasonably request in order to consummate the transactions contemplated hereby, and Buyer will execute and deliver to Seller such documents and take such other actions as Seller may reasonably request in order to consummate the transactions contemplated hereby.

         SECTION 9.14. THIRD-PARTY BENEFICIARIES. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their permitted successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provision thereof.

         SECTION 9.15. BULK SALES INDEMNITY. The Buyer hereby waives compliance with the provisions of any applicable bulk transfer laws, and the Seller and Sentex covenant that all debts, obligations and liabilities relating to the Business that are not assumed by the Buyer under this Agreement will be promptly paid and discharged by the Seller or Sentex as and when they become due and payable. The Seller and Sentex, jointly and severally, further agree to indemnify and hold the Buyer harmless from all claims made by creditors with respect to noncompliance with any bulk transfer law, except to the extent that such claims result from liabilities assumed by the Buyer hereunder.

EXECUTED as a sealed instrument as of the day and year first above written.

                              METRISA, INC.



                              By /s/ John E. Wolfe
                                 ----------------------------------------------
                              Name: John E. Wolfe
                              Title: President


                              SENTEX SENSING TECHNOLOGY, INC.



                              By /s/ Robert S. Kendall
                                 ----------------------------------------------
                              Robert S. Kendall, Chief Executive Officer
                              and President


                              MONITEK TECHNOLOGIES, INC.



                              By /s/ Robert S. Kendall
                                 ----------------------------------------------
                              Robert S. Kendall, Chief Executive Officer
                              and President


                              MONITEK GMBH



                              By /s/ Robert S. Kendall
                                 ----------------------------------------------
                              Robert S. Kendall, Chief Executive Officer
                              and President

                              Solely with respect to Article 8 hereof:

                              CPS CAPITAL, LTD.



                              By /s/ Robert S. Kendall
                                 ----------------------------------------------
                                 Name: Robert S. Kendall
                                 Title: President


                              The undersigned agrees to vote its shares of the capital stock of Sentex in favor of the transaction contemplated by the foregoing Agreement

                                CPS CAPITAL, LTD.



                              By /s/ Robert S. Kendall
                                 ----------------------------------------------
                                 Robert S. Kendall